UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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E*TRADE FINANCIAL CORPORATION
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All Employee Email; Q2 Earnings

SUBJECT:	Second Quarter Earnings Highlights
FROM:	Don Layton
TO:	All Employees
DISTRIBUTION:	July 22 at 4:05pm ET

Below is an internal message to E*TRADE employees, reviewing highlights of the Company’s second quarter 2009 earnings results.

To All E*TRADE Employees:

We’ve just released E*TRADE FINANCIAL Corp.’s second quarter earnings, reporting a net loss of $143 million, versus a larger loss of $233 million last quarter, on $621 million in total net revenue.  This quarter’s results are extremely encouraging, as the period marked several important milestones for E*TRADE.  Our core franchise generated excellent volumes and profit, our credit provision continued to moderate quarter over quarter, and we completed many of the key components of our recapitalization.

I encourage all of you to read our press release, posted moments ago, and to listen to our investor call beginning at 5:00 pm EDT today.  In the meantime, following are key take-aways from the quarter.

The Core Franchise:  Our online brokerage business is thriving.  We continue to take market share from traditional brokerage firms and to benefit from favorable market conditions — with increases in transactions, new customer accounts, and both commission and interest income revenue.  Our focus on the investor customer and the basics of the online brokerage business is really paying off.

•	Q2 trading activity was robust. We set a new quarterly DARTs record of 221,000 — our second trading volume record in the past three quarters.

•
We once again delivered robust growth in new brokerage accounts, reporting a record 2.7 million brokerage accounts, a net increase of 54,000 accounts.  We have now added more than 200,000 net new brokerage accounts in the last 12 months, far higher than historical averages.  At the same time, brokerage account attrition continues to trend lower, clearly reflecting the results of our focus on improving service quality for the brokerage customer.

•	Customer confidence and buying power improved with the markets. Margin receivables increased 29 percent to $3.1 billion at the end of the quarter.

The Balance Sheet: For the second consecutive quarter, our loan portfolio has shown improving delinquency trends — clearly implying that our loan portfolio is further advanced in the credit cycle than the broader industry.

•
In the home equity portfolio, which represents the Company’s greatest exposure to loan losses, special mention delinquencies (30-89 days past due) declined by 12 percent from Q1 levels.  At-risk delinquencies (30-179 days delinquent) declined by 19 percent.  The declines are indicative of the advanced seasoning of our home equity portfolio and our aggressive actions in 2008 to reduce open lines.  We also continue to see encouraging signs in the 1-4 family portfolio — with special-mention delinquencies and at-risk delinquencies down four and three percent, respectively.

•
The decline in special mention and at-risk delinquencies for the total loan portfolio has resulted in another quarterly reduction in provision expense.  Later this year, we expect the amount of the quarterly provision to drop below the amount of quarterly charge-offs — which will mark a significant watershed event in our eventual return to profitability.  We estimate that total charge-offs have now peaked.

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Our increasingly successful loan modification program is contributing to the meaningful improvement in the quality of the loan portfolio.  We have completed over $250 million in loan modifications mainly via temporary or permanent rate reductions.

The Capital Plan:  We have made very significant progress in executing our capital plan this quarter, strengthening our financial health and positioning the Company toward its goal of a return to long-term growth and profitability.  We are thrilled with the results of the plan to date.

•	We raised gross proceeds of more than $600 million of cash equity, materially strengthening our balance sheet and our capital ratios.

•
Assuming completion, our pending debt exchange for $1.7 billion — which was more heavily subscribed than anticipated — should cut our debt cash interest payments at our Parent by more than half.  We will seek approval of the transaction at our August 19 special shareholders’ meeting.  Assuming shareholder and regulatory approval, we expect to close the debt transactions by the end of the third quarter.

We believe the success of the equity and debt transactions demonstrate that investors see the strong franchise value and growth potential of our online brokerage business, that they see credit issues declining and becoming manageable, and that they see that our recapitalization gives our bank a balance sheet strong enough to carry it nicely through the rest of the cycle.

On the customer side, clearly our focus on the investor franchise and our back-to-basics approach is resulting in very positive momentum.  Our better excellence in discipline and execution, continuously improving service quality and a full product development pipeline are together producing a vibrant and profitable online brokerage business — an excellent foundation from which to grow.

Watch for the quarterly update video later this week for more perspective on our business plans.

Thank you all for your hard work and dedication and support.

Don

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Forward-Looking Statements. The statements contained in this note to E*TRADE employees that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Such statements include those relating to balance sheet trends, loan portfolio and delinquency trends, the Company’s expectation that the amount of its quarterly provision will drop below quarterly charge-offs later this year and the belief that quarterly charge-offs peaked this quarter, and the ability of the Company to complete the Exchange Offer and reduce annual interest expense.  The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators, potential failure to obtain regulatory and shareholder approval for the Exchange Offer and related matters.  Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages.  Further information about these risks and uncertainties can be found in the “Risk Factors” section of our prospectus supplements dated June 18 and July 2, 2009, and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”).  Any forward-looking statement included in this note speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement. In connection with the Special Meeting of Shareholders, E*TRADE FINANCIAL Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  Shareholders are advised to read the definitive proxy statement because it contains important information about the proposals to be presented and voted upon.  Shareholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE FINANCIAL Corporation for free at the SEC web site at www.sec.gov.  The definitive proxy statement and other documents also may be obtained for free from E*TRADE FINANCIAL Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York, 10022.

E*TRADE FINANCIAL Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Special Meeting of Shareholders.  Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.